Exhibit 3.1
CERTIFICATE OF AMENDMENT TO
THE CERTIFICATE OF INCORPORATION OF
HP INC.

HP Inc., a Delaware corporation (the “Corporation”), hereby certifies that:
1. Article X of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
ARTICLE X
A.    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.
B.    The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.
C.    Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, with respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.
2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

In witness whereof, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on the date set forth below.

HP INC.

By:    /s/ Rick Hansen
    Rick Hansen
    SVP, Deputy General Counsel,
    Corporate and Corporate Secretary

DATED: April 25, 2024